Contact:	John R. Lund, CFO
Cysive, Inc.
703.259.2300

FOR IMMEDIATE RELEASE

Cysive Reports Fourth Quarter and Year End Results

Reston, Va. – February 14, 2002 – Cysive, Inc. (Nasdaq: CYSV), a multi-channel software solutions provider, today announced results for the fourth quarter and year ended December 31, 2001.

Revenue for the fourth quarter of 2001 totaled $1.4 million. This is compared to revenue of $2.6 million for the third quarter of 2001, and revenue of $9.4 million for the fourth quarter of 2000. Pro forma net loss for the fourth quarter of 2001 was ($5.9) million, or ($0.20) per share. This is compared to pro forma net loss of ($4.2) million, or ($0.14) per share for the third quarter of 2001, and pro forma net loss of ($8.6) million or ($0.30) per share for the fourth quarter of 2000.1 Net loss as reported under US GAAP for the fourth quarter 2001 was ($6.8) million, or ($0.23) per share compared to net loss of ($14.6) million, or ($0.52) per share for the fourth quarter of 2000.

“While the economic environment continues to remain very challenging, I am pleased with the progress we have made in rolling out our new product Cysive Cymbio,” said Nelson A. Carbonell, Jr., president and chief executive officer of Cysive. “In 2001, we developed and released Cysive Cymbio, a unified multi-channel platform that delivers enterprise applications beyond the browser. We believe our strategy of delivering leading edge products to customers, combined with Cysive’s financial strength of over $151 million in cash and investments, positions Cysive well to take advantage of the market when the economic rebound occurs.”

Revenue for the year ended December 31, 2001 was $14.7 million, compared to revenue of $50.3 million for the year ended December 31, 2000. Pro forma net loss for 2001 was ($18.7) million, or ($0.63) per share. This is compared to pro forma net loss for 2000 of ($4.1) million, or ($0.16) per diluted share.1 Net loss as reported under US GAAP for the year 2001 was ($21.9) million, or ($0.74) per share compared to net loss of ($14.3) million, or ($0.54) per share for the year 2000.

Cysive will hold a conference call to discuss this announcement at 9 a.m. Eastern Time today. The call will be available via webcast at www.cysive.com. A replay of the call will be

[1] Pro forma net loss for the three months and years ended December 31, 2001 and 2000 and for the three months ended September 30, 2001 excludes the non-cash stock compensation charge and related tax expense. See attached Calculation of Pro Forma EPS table for reconciliation of pro forma net loss to US GAAP net loss.

available via webcast beginning approximately two hours after the conclusion of the live call, through February 21, 2002.

About Cysive™

Cysive, Inc. is a leading provider of multi-channel enterprise solutions that help customers reduce costs and realize greater productivity, operational efficiency and customer service. Through Cysive Cymbio™, Cysive delivers a flexible, integrated solution for strategically deploying Web, wireless, voice-activated systems and Web services across an enterprise. Since 1993 Cysive has built mission-critical business systems for Global 2000 firms, including Cisco Systems, AT&T, Chase, Equifax, First Union and DaimlerChrysler, among many others. Cysive is headquartered in Reston, Va. with additional offices in Atlanta, Chicago, Dallas, Denver, Irvine and Mountain View, Calif., and New York. Cysive can be found on the Internet at www.cysive.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Cysive’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s quarterly report on Form 10-Q filed with the Commission on November 13, 2001, and its other filings under the 1934 Act as amended. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. Cysive is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by applicable securities laws.

- Tables to Follow -

Cysive, Inc.
Statements of Operations
(In thousands, except share and per share amounts)

	Three months ended		Twelve months ended
	December 31,		December 31,

	2001	2000	2001	2000

Revenues	$1,445	$9,365	$14,691	$50,287
Gross profit	38	2,492	952	27,436
Operating expenses:
General and administrative	2,134	6,897	12,330	23,848
Research and development	913	—	3,789	—
Sales and marketing	3,264	2,172	9,529	10,773
Restructuring expense	1,259	4,710	2,098	4,710
Stock compensation	912	2,116	3,143	5,843

Total operating expenses	8,482	15,895	30,889	45,174

Operating loss	(8,444)	(13,403)	(29,937)	(17,738)
Investment income, net	1,635	2,703	8,064	7,770

Loss before taxes	(6,809)	(10,700)	(21,873)	(9,968)
Income tax expense	—	3,911	55	4,360
Net loss	($6,809)	($14,611)	($21,928)	($14,328)

Basic and diluted loss per share	($0.23)	($0.52)	($0.74)	($0.54)
Weighted average shares outstanding and common stock equivalents	29,376,793	28,321,152	29,521,894	26,438,946

Cysive, Inc.
Calculation of Pro Forma EPS
(In thousands, except share and per share amounts)

	Three months ended		Twelve months ended
	December 31,		December 31,

	2001	2000	2001	2000

Revenues	$1,445	$9,365	$14,691	$50,287
Gross profit	38	2,492	952	27,436
Operating expenses:
General and administrative	2,134	6,897	12,330	23,848
Research and development	913	—	3,789	—
Sales and marketing	3,264	2,172	9,529	10,773
Restructuring expense	1,259	4,710	2,098	4,710
Stock compensation	—	—	—	—

Total operating expenses	7,570	13,779	27,746	39,331

Pro forma operating loss	(7,532)	(11,287)	(26,794)	(11,895)
Investment income, net	1,635	2,703	8,064	7,770

Loss before taxes	(5,897)	(8,584)	(18,730)	(4,125)
Income tax expense	—	—	—	—
Pro forma net loss[2]	($5,897)	($8,584)	($18,730)	($4,125)

Pro forma basic and diluted loss per share	($0.20)	($0.30)	($0.63)	($0.16)
Weighted average shares outstanding and common stock equivalents	29,376,793	28,321,152	29,521,894	26,438,946
Reconciliation of pro forma net loss to US GAAP net loss:
Pro forma net loss	($5,897)	($8,584)	($18,730)	($4,125)
Stock compensation	912	2,116	3,143	5,843
Income tax expense	—	3,911	55	4,360

US GAAP net loss	($6,809)	($14,611)	($21,928)	($14,328)

[2] Pro forma net loss for the three months and years ended December 31, 2001 and 2000 excludes the non-cash stock compensation charge and related tax expense.

Cysive, Inc.
Balance Sheets
(In thousands)

	December 31,	December 31,
	2001	2000

Assets:
Current assets:
Cash and cash equivalents	$1,484	$20,674
Investments	117,459	94,568
Accounts receivable, net	555	6,623
Prepaid expenses and other assets	2,381	2,294
Income tax receivable	126	811

Total current assets	122,005	124,970
Furniture, fixtures and equipment, net	5,791	6,154
Investments	32,343	53,970
Other assets	995	986

Total assets	$161,134	$186,080

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$303	$1,114
Accrued liabilities	2,733	7,050
Accrued restructuring	1,864	4,071

Total current liabilities	4,900	12,235
Commitments and contingencies	—	—
Stockholders’ equity
Preferred stock	—	—
Common stock	299	288
Treasury stock	(6)	—
Additional paid-in capital	205,195	208,871
Deferred stock compensation	(5,002)	(12,743)
Unrealized gain on investments	1,090	501
Accumulated deficit	(45,342)	(23,072)

Total stockholders’ equity	156,234	173,845

Total liabilities and stockholders’ equity	$161,134	$186,080